Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 13 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS DECEMBER 9, 2008

On December 9, 2008, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2008

CAPMARK FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On December 8, 2008, Capmark Financial Group Inc. (the “Company”) announced that it has applied with the U.S. Federal Reserve Board of Governors to become a bank holding company.  A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Application to Become a Bank Holding Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: December 8, 2008	Name:	Thomas L. Fairfield
	Title:	Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release Announcing Application to Become a Bank Holding Company

Exhibit 99.1

Capmark Financial Group Inc. Applies to Become a Bank Holding Company

HORSHAM, PA – Dec. 8, 2008 — Capmark Financial Group Inc. (“Capmark”) today announced that it has applied with the U.S. Federal Reserve Board of Governors (the “Federal Reserve”) to become a bank holding company. In connection with this process, Capmark intends to convert Capmark Bank, its Utah industrial bank, to a Utah state bank.

Capmark has also submitted an application to participate in the U.S. Treasury’s Capital Purchase Program, conditional upon being granted status as a bank holding company by the Federal Reserve and the receipt of certain other approvals and waivers.  Capmark Bank has also submitted an application to participate in the Capital Purchase Program.  Acceptance or denial of these Capital Purchase Program applications is subject to the discretion of the U.S. Treasury and accordingly there is no assurance that Capmark or Capmark Bank will be able to participate in this program.

These actions are intended to provide Capmark with a platform to increase liquidity through greater access to capital and diversified funding sources, including expansion of its deposit-taking capabilities.  The additional flexibility and stability resulting from these actions will help enable Capmark to react quickly as the financial markets continue to undergo rapid change.  In addition, the conversion to a bank holding company may permit Capmark to participate in certain of the other new programs initiated by the federal government designed to help restore liquidity to U.S. financial institutions.

If Capmark’s bank holding company application is approved, Capmark will be subject to regulation by the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended. Capmark has also filed an election to become a financial holding company, which would allow Capmark to continue to engage in a broad range of activities that are financial in nature.  Capmark Bank has no current plans to become a member of the Federal Reserve System and will remain regulated by the Federal Deposit Insurance Corporation, which will continue to insure its deposits, and the Utah Department of Financial Institutions.

While Capmark has discussed its application to become a bank holding company with certain federal and state regulators, Capmark cannot provide assurance that its application will be approved and that it will become a bank holding company or that it or Capmark Bank will be able to obtain any material benefits under the new federal government programs, including the Capital Purchase Program.    In order for Capmark to be eligible to participate in the Capital Purchase Program, its application to convert to a bank holding company must be approved by January 15, 2009.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of Capmark’s real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the amount of credit losses it may sustain; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

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